PepsiCo Reports First Quarter 2018 Results; Reaffirms 2018 Financial Targets

Reported (GAAP) First Quarter 2018 Results

First Quarter
Net revenue growth	4.3%
Foreign exchange impact on net revenue	2%
EPS	$0.94
EPS growth	3%
Foreign exchange impact on EPS	2%
Organic/Core (non-GAAP)1 First Quarter 2018 Results

First Quarter
Organic revenue growth	2.3%
Core EPS	$0.96
Core constant currency EPS growth	—%

PURCHASE, N.Y. - April 26, 2018 - PepsiCo, Inc. (NASDAQ: PEP) today reported results for the first quarter 2018.
“We generated solid overall results in the first quarter.  The majority of our businesses performed very well, including particularly strong performances in our international divisions propelled by accelerated net revenue growth in developing and emerging markets,” said Chairman and CEO Indra Nooyi.  “Although we continued to face challenges in North America Beverages, the sector had sequential improvement in top line momentum since the fourth quarter of 2017.  We continued investing in and growing share in a number of faster-growing, future-facing categories.  However, competitively we recognize the need to step up investments in core carbonated soft drinks, which we intend to responsibly do.  We believe our plans will drive further improvement as the year progresses.  Importantly, we remain on track to achieve the financial targets we set out at the beginning of the year.”

1 Please refer to the Glossary for the definitions of non-GAAP financial measures including “Organic,” “Core,” “Constant Currency,” “Free Cash Flow (excluding certain items)” and “Division Operating Profit.” Please refer to “2018 Guidance and Outlook” for additional information regarding PepsiCo’s full-year 2018 growth objectives and targets. PepsiCo provides guidance on a non-GAAP basis as the Company cannot predict certain elements which are included in reported GAAP results, including the impact of foreign exchange and commodity mark-to-market adjustments.

Summary First Quarter 2018 Performance

	Revenue				Volume
	GAAP Reported % Change	Percentage Point Impact		Organic % Change	Organic Volume % Growth
		Foreign Exchange Translation	Acquisitions, Divestitures, Structural and Other Changes*		Food/Snacks	Beverages
FLNA	3	—	—	3	2
QFNA	—	(0.5)	—	—	—
NAB	(1)	—	—	(2)		(3)
Latin America	14	(4)	—	9	3	(4)
ESSA	15	(10)	—	6	6	6
AMENA	7	(4)	3	6	7	—
Total	4	(2)	—	2	3	(1)
* Includes acquisitions, divestitures and other structural changes, as well as sales and certain other taxes.  See A-7 and A-9 for additional information.

Operating Profit and EPS
	GAAP Reported % Change	Percentage Point Impact		Core Constant Currency % Change
		Items Affecting Comparability	Foreign Exchange Translation
FLNA	—	—	—	—
QFNA	(5)	—	—	(5)
NAB	(23)	—	—	(22)
Latin America	42	(16)	(10)	17
ESSA	23	(1)	(13)	9
AMENA	10	5	(4)	10
Corporate Unallocated	12	(3)	—	9
Total	(3)	—	(2)	(5)

EPS	3	—	(2)	—

Note: Rows may not sum due to rounding.
Division operating profit (a non-GAAP measure that excludes corporate unallocated costs) decreased by 1 percent in the quarter and was nominally impacted by items affecting comparability and positively impacted by foreign exchange translation (2 percentage points). Core constant currency division operating profit (a non-GAAP measure) decreased by 3 percent.
Organic revenue, core constant currency and division operating profit results are non-GAAP financial measures. Please refer to the reconciliation of GAAP and non-GAAP information in the attached exhibits and to the Glossary for definitions of “Organic,” “Core,” “Constant Currency” and “Division Operating Profit.”

Summary of First Quarter Financial Performance:

•	Reported first quarter and year-ago results were impacted by restructuring charges and commodity mark-to-market impacts. See A-6 to A-8 for further details.

•
Reported net revenue increased 4.3 percent. Foreign exchange translation had a 2-percentage-point favorable impact on reported net revenue growth. Organic revenue, which excludes the impacts of foreign exchange translation, structural and other changes, grew 2.3 percent.

•	Reported gross margin contracted 110 basis points and core gross margin contracted 75 basis points. Reported and core operating margin each contracted 110 basis points.

•
Reported operating profit declined 3 percent and core constant currency operating profit declined 5 percent. Commodity mark-to-market net impact negatively impacted reported operating profit performance by 6 percentage points and lower restructuring charges positively contributed to reported operating profit performance by 6 percentage points. Foreign currency translation positively contributed 2 percentage points to reported operating profit performance. Both reported and core operating profit performances were negatively impacted by a bonus extended to certain U.S. employees in connection with the Tax Cuts and Job Act (TCJ Act) by 4.5 percentage points.

•
The reported and core effective tax rates were 18.3 percent in the first quarter of 2018. The reported and core effective tax rates in the first quarter of 2017 were 22.7 percent and 22.5 percent, respectively. The decrease is primarily as a result of the reduced U.S. corporate income tax rate related to the enactment of the TCJ Act.

•
During the first quarter of 2018, we recorded an additional provisional transition tax expense of $1 million, reflecting the impact of actions taken by states within the United States that adopted the TCJ Act. Additionally, during the second quarter of 2018, the Internal Revenue Service issued new transition tax guidance. As a result of this guidance, we expect to record additional provisional transition tax expense in the second quarter of 2018 of approximately $700-$800 million.

•	Reported EPS was $0.94, an increase of 3 percent over the first quarter of 2017. Foreign exchange translation contributed 2 percentage points to EPS growth.

•
Core EPS was $0.96, an increase of 3 percent over the first quarter of 2017. Excluding the impact of foreign exchange translation, core constant currency EPS was even with the prior-year period (see schedule A-11 for a reconciliation to reported EPS, the comparable GAAP measure).

•	Net cash used in operating activities was $1.3 billion.

Discussion of First Quarter 2018 Division Results:
In addition to the reported net revenue performance as set out in the tables on pages 3 and A-9, reported operating results were driven by the following:
Frito-Lay North America (FLNA)
Negatively impacted by operating cost inflation, as well as a bonus extended to certain U.S. employees in connection with the TCJ Act and higher raw material costs, which decreased operating profit performance by 4 percentage points and 2 percentage points, respectively. These impacts were offset by productivity gains.
Quaker Foods North America (QFNA)
Negatively impacted by operating cost inflation, as well as higher raw material costs and a bonus extended to certain U.S. employees in connection with the TCJ Act, which decreased operating profit performance by 3 percentage points and 1 percentage point, respectively. These impacts were partially offset by productivity gains and lower advertising and marketing expenses.
North America Beverages (NAB)
Negatively impacted by operating cost inflation, as well as higher raw material costs and a bonus extended to certain U.S. employees in connection with the TCJ Act, which each decreased operating profit performance by 8 percentage points. These impacts were partially offset by productivity gains and lower advertising and marketing expenses, as well as a gain on the sale of an asset that positively contributed 3.5 percentage points to operating profit performance.
Latin America
Positively impacted by productivity gains, lower restructuring charges and favorable foreign exchange, as well as insurance settlement recoveries related to the 2017 earthquake in Mexico which contributed 5 percentage points to operating profit growth. These impacts were partially offset by operating cost inflation and higher advertising and marketing expenses, as well as higher raw material costs which reduced operating profit growth by 10 percentage points.
Europe Sub-Saharan Africa (ESSA)
Positively impacted by productivity gains and favorable foreign exchange, partially offset by operating cost inflation, higher advertising and marketing expenses, as well as higher raw material costs, which reduced operating profit growth by 5 percentage points.
Asia, Middle East and North Africa (AMENA)
Positively impacted by productivity gains and favorable foreign exchange, partially offset by operating cost inflation, higher restructuring charges, as well as higher raw material costs, and the impact of refranchising our beverage business in Jordan, which reduced operating profit growth by 3 percentage points and 2.5 percentage points, respectively.

2018 Guidance and Outlook

The Company provides guidance on a non-GAAP basis as the Company cannot predict certain elements which are included in reported GAAP results, including the impact of foreign exchange translation and commodity mark-to-market impacts.
Consistent with its previous guidance for 2018, the Company expects:

•	Full-year organic revenue growth to be at least in line with the 2017 growth rate of 2.3 percent.

•	Based on current market consensus rates, foreign exchange translation to have a neutral impact on revenue and earnings per share.

•	A core effective tax rate in the “low 20s,” reflecting benefits of the TCJ Act.

•	The benefit of the TCJ Act to be substantially reinvested in initiatives to benefit the Company’s U.S.-based front line workforce and to otherwise increase the Company’s capabilities.

•	Core earnings per share of $5.70, a 9 percent increase compared to 2017 core earnings per share of $5.23.

•
Approximately $9 billion in cash from operating activities and free cash flow of approximately $6 billion, which assumes net capital spending of approximately $3.6 billion and a discretionary pension contribution of $1.4 billion.

•
Total cash returns to shareholders of approximately $7 billion. Total dividends to shareholders are expected to be approximately $5 billion and share repurchases are expected to be approximately $2 billion.

Conference Call:
At 7:45 a.m. (Eastern Time) today, the Company will host a conference call with investors and financial analysts to discuss first quarter 2018 results and the outlook for 2018. Further details will be accessible on the Company’s website at www.pepsico.com/investors.

Contacts:	Investors	Media
	Jamie Caulfield	Carrie Ratner
	Investor Relations	Communications
	914-253-3035	914-253-3817
	jamie.caulfield@pepsico.com	carrie.ratner@pepsico.com

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement of Income
(in millions except per share amounts, unaudited)

	12 Weeks Ended
	3/24/2018	3/25/2017(a)	Change
Net Revenue	$12,562	$12,049	4%
Cost of sales	5,655	5,290	7%
Gross profit	6,907	6,759	2%
Selling, general and administrative expenses	5,100	4,896	4%
Operating Profit	1,807	1,863	(3)%
Other pension and retiree medical benefits income	75	70	8%
Interest expense	(294)	(252)	16%
Interest income and other	69	40	72%
Income before income taxes	1,657	1,721	(4)%
Provision for income taxes	304	392	(22)%
Net income	1,353	1,329	2%
Less: Net income attributable to noncontrolling interests	10	11	(17)%
Net Income Attributable to PepsiCo	$1,343	$1,318	2%

Diluted
Net Income Attributable to PepsiCo per Common Share	$0.94	$0.91	3%
Weighted-average common shares outstanding	1,430	1,440

Cash dividends declared per common share	$0.805	$0.7525

(a)
Reflects the retrospective adoption of guidance requiring the presentation of non-service cost components of net periodic benefit cost below operating profit. The impact from retrospective adoption of this guidance resulted in an increase to cost of sales and selling, general and administrative expenses of $4 million and $66 million, respectively, and a corresponding increase to other pension and retiree medical benefits income below operating profit of $70 million for the 12 weeks ended March 25, 2017. In addition, the impact of this guidance resulted in a decrease in operating profit of $233 million for the year ended December 30, 2017. The changes described above had no impact on our consolidated net revenue, net interest expense, provision for income taxes, net income attributable to PepsiCo or earnings per share.

PepsiCo, Inc. and Subsidiaries
Supplemental Financial Information
(in millions and unaudited)

	12 Weeks Ended
	3/24/2018	3/25/2017(a)	Change
Net Revenue
Frito-Lay North America	$3,617	$3,499	3%
Quaker Foods North America	601	598	—%
North America Beverages	4,415	4,460	(1)%
Latin America	1,224	1,077	14%
Europe Sub-Saharan Africa	1,668	1,445	15%
Asia, Middle East and North Africa	1,037	970	7%
Total Net Revenue	$12,562	$12,049	4%

Operating Profit
Frito-Lay North America	$1,050	$1,050	—%
Quaker Foods North America	155	163	(5)%
North America Beverages	388	501	(23)%
Latin America	189	133	42%
Europe Sub-Saharan Africa	118	96	23%
Asia, Middle East and North Africa	187	171	10%
Corporate Unallocated	(280)	(251)	12%
Total Operating Profit	$1,807	$1,863	(3)%

(a)
Operating profit reflects the retrospective adoption of guidance requiring the presentation of non-service cost components of net periodic benefit cost below operating profit. The impact from retrospective adoption of this guidance resulted in an increase to cost of sales and selling, general and administrative expenses of $4 million and $66 million, respectively, and a corresponding increase to other pension and retiree medical benefits income below operating profit of $70 million for the 12 weeks ended March 25, 2017.

PepsiCo, Inc. and Subsidiaries Condensed Consolidated Statement of Cash Flows (in millions, unaudited)

	12 Weeks Ended
	3/24/2018	3/25/2017
Operating Activities
Net income	$1,353	$1,329
Depreciation and amortization	496	477
Share-based compensation expense	80	72
Restructuring and impairment charges	12	27
Cash payments for restructuring charges	(39)	(7)
Pension and retiree medical plan expenses	46	44
Pension and retiree medical plan contributions	(1,521)	(79)
Deferred income taxes and other tax charges and credits	50	129
Change in assets and liabilities:
Accounts and notes receivable	(162)	(128)
Inventories	(383)	(513)
Prepaid expenses and other current assets	(347)	(299)
Accounts payable and other current liabilities	(1,050)	(1,386)
Income taxes payable	178	172
Other, net	(22)	(31)
Net Cash Used for Operating Activities	(1,309)	(193)

Investing Activities
Capital spending	(352)	(317)
Sales of property, plant and equipment	9	12
Acquisitions and investments in noncontrolled affiliates	(36)	(36)
Divestitures	42	41
Short-term investments, by original maturity:
More than three months - purchases	(3,416)	(3,436)
More than three months - maturities	4,609	3,866
More than three months - sales	533	138
Three months or less, net	7	—
Other investing, net	—	1
Net Cash Provided by Investing Activities	1,396	269

Financing Activities
Payments of long-term debt	—	(752)
Short-term borrowings, by original maturity:
More than three months - proceeds	—	28
More than three months - payments	(1)	—
Three months or less, net	4,291	2,396
Cash dividends paid	(1,160)	(1,098)
Share repurchases - common	(493)	(444)
Share repurchases - preferred	(2)	(1)
Proceeds from exercises of stock options	125	245
Withholding tax payments on restricted stock units (RSUs), performance stock units (PSUs) and PepsiCo equity performance units (PEPunits) converted	(76)	(116)
Other financing	(2)	(1)
Net Cash Provided by Financing Activities	2,682	257
Effect of exchange rate changes on cash and cash equivalents and restricted cash	49	43
Net Increase in Cash and Cash Equivalents and Restricted Cash	2,818	376
Cash and Cash Equivalents and Restricted Cash, Beginning of Year	10,657	9,169
Cash and Cash Equivalents and Restricted Cash, End of Period	$13,475	$9,545

PepsiCo, Inc. and Subsidiaries Condensed Consolidated Balance Sheet (in millions except per share amounts)

	(unaudited)
	3/24/2018	12/30/2017
ASSETS
Current Assets
Cash and cash equivalents	$13,443	$10,610
Short-term investments	7,167	8,900
Accounts and notes receivable, net	7,171	7,024
Inventories:
Raw materials and packaging	1,406	1,344
Work-in-process	200	167
Finished goods	1,729	1,436
	3,335	2,947
Prepaid expenses and other current assets	1,931	1,546
Total Current Assets	33,047	31,027
Property, plant and equipment, net	17,141	17,240
Amortizable intangible assets, net	1,252	1,268
Goodwill	14,795	14,744
Other nonamortizable intangible assets	12,591	12,570
Nonamortizable Intangible Assets	27,386	27,314
Investments in Noncontrolled Affiliates	2,115	2,042
Other Assets	946	913
Total Assets	$81,887	$79,804

LIABILITIES AND EQUITY
Current Liabilities
Short-term debt obligations	$11,600	$5,485
Accounts payable and other current liabilities	14,285	15,017
Total Current Liabilities	25,885	20,502
Long-Term Debt Obligations	31,931	33,796
Other Liabilities	9,855	11,283
Deferred Income Taxes	3,231	3,242
Total Liabilities	70,902	68,823

Commitments and contingencies

Preferred Stock, no par value	—	41
Repurchased Preferred Stock	—	(197)
PepsiCo Common Shareholders’ Equity
Common stock, par value 1 2/3¢ per share (authorized 3,600 shares; issued, net of repurchased common stock at par value: 1,419 and 1,420 shares, respectively)	24	24
Capital in excess of par value	3,866	3,996
Retained earnings	52,726	52,839
Accumulated other comprehensive loss	(12,717)	(13,057)
Repurchased common stock, in excess of par value (448 and 446 shares, respectively)	(33,016)	(32,757)
Total PepsiCo Common Shareholders’ Equity	10,883	11,045
Noncontrolling interests	102	92
Total Equity	10,985	10,981
Total Liabilities and Equity	$81,887	$79,804

PepsiCo, Inc. and Subsidiaries
Supplemental Share-Based Compensation Data
(in millions except dollar amounts, unaudited)

	12 Weeks Ended
	3/24/2018	3/25/2017
Beginning Net Shares Outstanding	1,420	1,428
Options Exercised, RSUs, PSUs and PEPunits Converted	3	6
Shares Repurchased	(5)	(4)
Shares issued in connection with preferred stock conversion to common stock	1	—
Ending Net Shares Outstanding	1,419	1,430

Weighted Average Basic	1,420	1,428
Dilutive Securities:
Options	6	7
RSUs, PSUs, PEPunits and Other	4	4
ESOP Convertible Preferred Stock	—	1
Weighted Average Diluted	1,430	1,440

Average Share Price for the Period	$114.12	$106.86
Growth versus Prior Year	7%	8%

Options Outstanding	18	22
Options in the Money	18	21
Dilutive Shares from Options	6	7
Dilutive Shares From Options as a % of Options in the Money	32%	34%

Average Exercise Price of Options in the Money	$77.19	$70.32

RSUs, PSUs, PEPunits and Other Outstanding	8	8
Dilutive Shares from RSUs, PSUs, PEPunits and Other	4	4

Weighted-Average Grant-Date Fair Value of RSUs and PSUs Outstanding	$105.14	$101.86
Weighted-Average Grant-Date Fair Value of PEPunits Outstanding	$—	$68.94

Non-GAAP Measures
In discussing financial results and guidance, the Company refers to the following measures which are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP): division operating profit, core results, core constant currency results, free cash flow, free cash flow excluding certain items, and organic results. We use these non-GAAP financial measures internally to make operating and strategic decisions, including the preparation of our annual operating plan, evaluation of our overall business performance and as a factor in determining compensation for certain employees. We believe presenting non-GAAP financial measures provides additional information to facilitate comparison of our historical operating results and trends in our underlying operating results, and provides additional transparency on how we evaluate our business. We also believe presenting these measures allows investors to view our performance using the same measures that we use in evaluating our financial and business performance and trends.
We consider quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of our ongoing financial and business performance or trends. Examples of items for which we may make adjustments include: amounts related to mark-to-market gains or losses (non-cash); charges related to restructuring programs; charges or adjustments related to the enactment of new laws, rules or regulations, such as significant tax law changes; gains or losses associated with mergers, acquisitions, divestitures and other structural changes; debt redemptions; pension and retiree medical related items; amounts related to the resolution of tax positions; asset impairments (non-cash); and remeasurements of net monetary assets. See below for a description of adjustments to our U.S. GAAP financial measures included herein.
Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.
Glossary
We use the following definitions when referring to our non-GAAP financial measures, which may not be the same as or comparable to similar measures presented by other companies:

Acquisitions and divestitures: All mergers and acquisitions activity, including the impact of acquisitions, divestitures and changes in ownership or control in consolidated subsidiaries and nonconsolidated equity investees.
Beverage volume: Volume shipped to retailers and independent distributors from both PepsiCo and our bottlers.

Constant currency: Financial results assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In order to compute our constant currency results, we multiply or divide, as appropriate, our current year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior year average foreign exchange rates.
Core: Core results are non-GAAP financial measures which exclude certain items from our historical results. For the periods presented, core results exclude the following items:
Commodity mark-to-market net impact
Change in market value for commodity derivatives that we purchase to mitigate the volatility in costs of energy and raw materials that we consume. The market value is determined based on average prices on national exchanges and recently reported transactions in the marketplace.
In the 12 weeks ended March 24, 2018, we recognized $31 million of mark-to-market net losses on commodity derivatives in corporate unallocated expenses. In the 12 weeks ended March 25, 2017, we recognized $14 million of mark-to-market net losses on commodity derivatives in corporate unallocated expenses. In the year ended December 30, 2017, we recognized $15 million of mark-to-market net gains on commodity derivatives in corporate unallocated expenses. We centrally manage commodity derivatives on behalf of our divisions. These commodity derivatives include agricultural products, energy and metals. Commodity derivatives that do not qualify for hedge accounting treatment are marked to market each period with the resulting gains and losses recorded in corporate unallocated expenses as either cost of sales or selling, general and administrative expenses, depending on the underlying commodity. These gains and losses are subsequently reflected in division results when the divisions recognize the cost of the underlying commodity in operating profit.
Restructuring and impairment charges
2014 Multi-Year Productivity Plan
In the 12 weeks ended March 24, 2018, we incurred restructuring charges of $12 million ($8 million in selling, general and administrative expenses and $4 million in other pension and retiree medical benefits income) in conjunction with the multi-

year productivity plan we publicly announced in 2014 (2014 Productivity Plan). In the 12 weeks ended March 25, 2017, we incurred restructuring charges of $27 million ($26 million in selling, general and administrative expenses and $1 million in other pension and retiree medical benefits income) in conjunction with our 2014 Productivity Plan. In the year ended December 30, 2017, we incurred restructuring charges of $295 million ($229 million in selling, general and administrative expenses and $66 million in other pension and retiree medical benefits income) in conjunction with our 2014 Productivity Plan. The 2014 Productivity Plan includes the next generation of productivity initiatives that we believe will strengthen our beverage, food and snack businesses by: accelerating our investment in manufacturing automation; further optimizing our global manufacturing footprint, including closing certain manufacturing facilities; re-engineering our go-to-market systems in developed markets; expanding shared services; and implementing simplified organization structures to drive efficiency. To build on the 2014 Productivity Plan, in the fourth quarter of 2017, we expanded and extended the program through the end of 2019 to take advantage of additional opportunities within the initiatives described above to further strengthen our beverage, food and snack businesses.
Provisional net tax expense related to the Tax Cuts and Jobs Act (TCJ Act)
During the fourth quarter of 2017, the TCJ Act was enacted in the United States. Among its many provisions, the TCJ Act imposed a mandatory one-time transition tax on undistributed international earnings and reduced the U.S. corporate income tax rate from 35% to 21%, effective January 1, 2018. As a result of the enactment of the TCJ Act, we recognized a provisional transition tax expense of $1 million in the first quarter of 2018, in addition to the provisional net tax expense of $2.5 billion recognized in the fourth quarter of 2017.
The changes in the TCJ Act are broad and complex and we continue to examine the impact the TCJ Act may have on our business and financial results. The recorded impact of the TCJ Act is provisional and the final amount may differ from the above estimates, possibly materially, due to, among other things, changes in estimates, interpretations and assumptions we have made, changes in Internal Revenue Service interpretations, the issuance of new guidance, legislative actions, changes in accounting standards or related interpretations in response to the TCJ Act and future actions by states within the United States that have not currently adopted the TCJ Act.
Division operating profit: The aggregation of the operating profit for each of our reportable segments, which excludes the impact of corporate unallocated expenses.
Effective net pricing: Reflects the year-over-year impact of discrete pricing actions, sales incentive activities and mix resulting from selling varying products in different package sizes and in different countries.
Free cash flow: Net cash provided by operating activities less capital spending, plus sales of property, plant and equipment. Since net capital spending is essential to our product innovation initiatives and maintaining our operational capabilities, we believe that it is a recurring and necessary use of cash. As such, we believe investors should also consider net capital spending when evaluating our cash from operating activities.
Free cash flow is used by us primarily for financing activities, including debt repayments, dividends and share repurchases. Free cash flow is not a measure of cash available for discretionary expenditures since we have certain non-discretionary obligations such as debt service that are not deducted from the measure.
Free cash flow excluding certain items: Free cash flow, excluding payments related to restructuring charges, discretionary pension and retiree medical contributions and the related net cash tax benefits. As free cash flow excluding certain items is an important measure used to monitor our cash flow performance, we believe this non-GAAP measure provides investors additional useful information when evaluating our cash from operating activities. See below for a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure in accordance with U.S. GAAP (operating cash flow). In future years, we expect this measure to exclude payments related to the provisional mandatory transition tax liability of approximately $5 billion, which we currently expect to be paid over the period 2019 to 2026 under the provisions of the TCJ Act.
Net capital spending: Capital spending less cash proceeds from sales of property, plant and equipment.
Organic: A measure that adjusts for impacts of acquisitions, divestitures and other structural changes and foreign exchange translation. Additionally, our fiscal 2018 reported results reflect the accounting policy election taken in conjunction with the adoption of the revenue recognition guidance to exclude from net revenue and cost of sales all sales, use, value-added and certain excise taxes assessed by governmental authorities on revenue-producing transactions not already excluded. Our 2018 fiscal year organic revenue growth will exclude the impact of approximately $75 million of these taxes previously recognized in net revenue.
Raw material costs: Raw materials include the principal ingredients we use in our beverage, food and snack products, our key packaging materials and energy costs.

2018 guidance
Our 2018 organic revenue growth guidance excludes the impact of acquisitions, divestitures and other structural changes, sales and certain other taxes and foreign exchange translation. Our 2018 core tax rate guidance and 2018 core constant currency EPS growth guidance exclude the commodity mark-to-market net impact included in corporate unallocated expenses and restructuring and impairment charges. Our 2018 core constant currency EPS growth guidance also excludes the impact of foreign exchange translation. We are unable to reconcile our full year projected 2018 organic revenue growth to our full year projected 2018 reported net revenue growth because we are unable to predict the 2018 impact of foreign exchange due to the unpredictability of future changes in foreign exchange rates and because we are unable to predict the occurrence or impact of any acquisitions, divestitures or other structural changes. We are also not able to reconcile our full year projected 2018 core tax rate to our full year projected 2018 reported tax rate and our full year projected 2018 core constant currency EPS growth to our full year projected 2018 reported EPS growth because we are unable to predict the 2018 impact of foreign exchange or the mark-to-market net impact on commodity derivatives due to the unpredictability of future changes in foreign exchange rates and commodity prices. Therefore, we are unable to provide a reconciliation of these measures.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information
Organic Revenue Growth Rates
12 Weeks Ended March 24, 2018
(unaudited)

						GAAP Measure	Non-GAAP Measure
	Percent Impact					Reported % Change	Organic % Change(a)
Net Revenue Year over Year % Change	Volume	Effective net pricing	Foreign exchange translation	Acquisitions and divestitures and other structural changes	Sales and certain other taxes(b)	12 Weeks Ended 3/24/2018	12 Weeks Ended 3/24/2018
Frito-Lay North America	1	2	—	—	—	3	3
Quaker Foods North America	—	(0.5)	0.5	—	—	—	—
North America Beverages	(3)	1	—	—	—	(1)	(2)
Latin America	2	7	4	—	—	14	9
Europe Sub-Saharan Africa	5	1	10	—	—	15	6
Asia, Middle East and North Africa	5	1	4	(2)	(1.5)	7	6
Total PepsiCo	1	2	2	—	—	4	2

(a)
Organic percent change is a financial measure that is not in accordance with GAAP and is calculated by excluding the impact of foreign exchange translation, acquisitions, divestitures and other structural changes and sales and certain other taxes from reported growth.

(b)
Represents the impact of the exclusion from net revenue of prior year sales, use, value-added and certain excise taxes assessed by governmental authorities on revenue-producing transactions that were not already excluded based on the accounting policy election taken in conjunction with the adoption of the revenue recognition guidance.

Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Year over Year Growth Rates
12 Weeks Ended March 24, 2018
(unaudited)

	GAAP Measure				Non-GAAP Measure		Non-GAAP Measure
	Reported % Change	Percent Impact of Items Affecting Comparability			Core(a) % Change	Percent Impact of	Core Constant Currency(a) % Change
Operating Profit Year over Year % Change	12 Weeks Ended 3/24/2018	Commodity mark-to-market net impact	Restructuring and impairment charges(b)	Provisional net tax expense related to the TCJ Act	12 Weeks Ended 3/24/2018	Foreign exchange translation	12 Weeks Ended 3/24/2018
Frito-Lay North America	—	—	—	—	—	—	—
Quaker Foods North America	(5)	—	—	—	(5)	—	(5)
North America Beverages	(23)	—	—	—	(22)	—	(22)
Latin America	42	—	(16)	—	27	(10)	17
Europe Sub-Saharan Africa	23	—	(1)	—	21	(13)	9
Asia, Middle East and North Africa	10	—	5	—	15	(4)	10
Corporate Unallocated	12	(6)	3	—	9	—	9
Total Operating Profit	(3)	6	(6)	—	(3)	(2)	(5)
Net Income Attributable to PepsiCo	2				2	(2)	(0.5)
Net Income Attributable to PepsiCo per common share - diluted	3				3	(2)	—

(a)
Core results and core constant currency results are financial measures that are not in accordance with GAAP and exclude the above items affecting comparability. See A-6 through A-7 for a discussion of each of these adjustments.

(b)	Restructuring and impairment charges include costs associated with the 2014 Multi-Year Productivity Plan. See A-6 through A-7 for a discussion of this plan.
Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Certain Line Items
12 Weeks Ended March 24, 2018 and March 25, 2017
(in millions except per share amounts, unaudited)

	12 Weeks Ended 3/24/2018
	Cost of sales	Gross profit	Selling, general and administrative expenses	Operating profit	Other pension and retiree medical benefits income	Provision for income taxes(a)	Net income attributable to PepsiCo	Net income attributable to PepsiCo per common share - diluted	Effective tax rate(b)
Reported, GAAP Measure	$5,655	$6,907	$5,100	$1,807	$75	$304	$1,343	$0.94	18.3%
Items Affecting Comparability
Commodity mark-to-market net impact	(27)	27	(4)	31	—	7	24	0.02	0.1
Restructuring and impairment charges (c)	—	—	(8)	8	4	1	11	0.01	(0.1)
Provisional net tax expense related to the TCJ Act	—	—	—	—	—	(1)	1	—	(0.1)
Core, Non-GAAP Measure (d)	$5,628	$6,934	$5,088	$1,846	$79	$311	$1,379	$0.96	18.3%

	12 Weeks Ended 3/25/2017(e)
	Cost of sales	Gross profit	Selling, general and administrative expenses	Operating profit	Other pension and retiree medical benefits income	Provision for income taxes(a)	Net income attributable to PepsiCo	Net income attributable to PepsiCo per common share - diluted	Effective tax rate(b)
Reported, GAAP Measure	$5,290	$6,759	$4,896	$1,863	$70	$392	$1,318	$0.91	22.7%
Items Affecting Comparability
Commodity mark-to-market net impact	19	(19)	(33)	14	—	5	9	0.01	0.1
Restructuring and impairment charges (c)	—	—	(26)	26	1	—	27	0.02	(0.3)
Core, Non-GAAP Measure (d)	$5,309	$6,740	$4,837	$1,903	$71	$397	$1,354	$0.94	22.5%

(a)	Provision for income taxes is the expected tax benefit/charge on the underlying item based on the tax laws and income tax rates applicable to the underlying item in its corresponding tax jurisdiction.

(b)
The impact of items affecting comparability on our effective tax rate represents the difference in the effective tax rate resulting from a higher or lower tax rate applicable to the items affecting comparability.

(c)	Restructuring and impairment charges include costs associated with the 2014 Multi-Year Productivity Plan. See A-6 through A-7 for a discussion of this plan.

(d)	Core results are financial measures that are not in accordance with GAAP and exclude the above items affecting comparability. See A-6 through A-7 for a discussion of each of these adjustments.

(e)	Reflects the retrospective adoption of guidance requiring the presentation of non-service cost components of net periodic benefit cost below operating profit.
Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Operating Profit by Division
12 Weeks Ended March 24, 2018 and March 25, 2017
(in millions, unaudited)

	GAAP Measure	Items Affecting Comparability		Non-GAAP Measure
	Reported			Core(a)
Operating Profit	12 Weeks Ended 3/24/2018	Commodity mark-to-market net impact	Restructuring and impairment charges(b)	12 Weeks Ended 3/24/2018
Frito-Lay North America	$1,050	$—	$—	$1,050
Quaker Foods North America	155	—	—	155
North America Beverages	388	—	2	390
Latin America	189	—	9	198
Europe Sub-Saharan Africa	118	—	4	122
Asia, Middle East and North Africa	187	—	2	189
Division Operating Profit	2,087	—	17	2,104
Corporate Unallocated	(280)	31	(9)	(258)
Total Operating Profit	$1,807	$31	$8	$1,846

	GAAP Measure	Items Affecting Comparability		Non-GAAP Measure
	Reported			Core(a)
Operating Profit	12 Weeks Ended 3/25/2017(c)	Commodity mark-to-market net impact	Restructuring and impairment charges(b)	12 Weeks Ended 3/25/2017
Frito-Lay North America	$1,050	$—	$1	$1,051
Quaker Foods North America	163	—	—	163
North America Beverages	501	—	2	503
Latin America	133	—	24	157
Europe Sub-Saharan Africa	96	—	4	100
Asia, Middle East and North Africa	171	—	(6)	165
Division Operating Profit	2,114	—	25	2,139
Corporate Unallocated	(251)	14	1	(236)
Total Operating Profit	$1,863	$14	$26	$1,903

(a)	Core results are financial measures that are not in accordance with GAAP and exclude the above items affecting comparability. See A-6 through A-7 for a discussion of each of these adjustments.

(b)	Restructuring and impairment charges include costs associated with the 2014 Multi-Year Productivity Plan. See A-6 through A-7 for a discussion of this plan.

(c)	Reflects the retrospective adoption of guidance requiring the presentation of non-service cost components of net periodic benefit cost below operating profit.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
(unaudited)
Division Operating Profit Growth Reconciliation

12 Weeks Ended
3/24/2018
Reported Operating Profit Growth	(3)%
Impact of Corporate Unallocated	2
Division Operating Profit Growth	(1)
Restructuring and Impairment Charges	—
Core Division Operating Profit Growth	(2)
Foreign Exchange Translation	(2)
Core Constant Currency Division Operating Profit Growth	(3)%

Gross Margin Performance Reconciliation

	12 Weeks Ended
	3/24/2018
Reported Gross Margin Performance	(111)	bps
Commodity Mark-to-Market Net Impact	37
Core Gross Margin Performance	(74)	bps
Operating Margin Performance Reconciliation

	12 Weeks Ended
	3/24/2018
Reported Operating Margin Performance	(108)	bps
Commodity Mark-to-Market Net Impact	14
Restructuring and Impairment Charges	(15)
Core Operating Margin Performance	(109)	bps

Fiscal 2017 Net Revenue Growth Reconciliation

Year Ended
12/30/2017
Reported Net Revenue Growth	1%
Foreign Exchange Translation	—
Acquisitions and Divestitures	—
53rd Reporting Week	1
Organic Revenue Growth	2%

Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
(unaudited)
Fiscal 2017 Diluted EPS Reconciliation

Year Ended
12/30/2017
Reported Diluted EPS	$3.38
Commodity Mark-to-Market Net Impact	(0.01)
Restructuring and Impairment Charges	0.16
Provisional Net Tax Expense Related to the TCJ Act	1.70
Core Diluted EPS	$5.23

Net Cash Provided by Operating Activities Reconciliation (in billions)

	2018 Guidance
Net Cash Provided by Operating Activities	$	~	9
Net Capital Spending		~	(4)
Free Cash Flow		~	6
Discretionary Pension Contributions		~	1
Net Cash Tax Benefit Related to Discretionary Pension Contributions		~	—
Payments Related to Restructuring Charges		~	—
Net Cash Tax Benefit Related to Restructuring Charges		~	—
Free Cash Flow Excluding Certain Items	$	~	7

Note – Certain amounts above may not sum due to rounding.

Cautionary Statement
Statements in this communication that are “forward-looking statements,” including our 2018 guidance and expected impacts of the TCJ Act, are based on currently available information, operating plans and projections about future events and trends. Terminology such as “aim,” “anticipate,” “believe,” “drive,” “estimate,” “expect,” “expressed confidence,” “forecast,” “future,” “goal,” “guidance,” “intend,” “may,” “objective,” “outlook,” “plan,” “position,” “potential,” “project,” “seek,” “should,” “strategy,” “target,” “will” or similar statements or variations of such words and other similar expressions are intended to identify forward-looking statements, although not all forward looking statements contain such terms. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward looking statements. Such risks and uncertainties include, but are not limited to: changes in demand for PepsiCo’s products, as a result of changes in consumer preferences or otherwise; changes, or failure to comply with, applicable laws and regulations; imposition or proposed imposition of new or increased taxes aimed at PepsiCo’s products; imposition of labeling or warning requirements on PepsiCo’s products; changes in laws related to packaging and disposal of PepsiCo’s products; PepsiCo’s ability to compete effectively; political conditions, civil unrest or other developments and risks in the markets where PepsiCo’s products are made, manufactured, distributed or sold; PepsiCo’s ability to grow its business in developing and emerging markets; uncertain or unfavorable economic conditions in the countries in which PepsiCo operates; the ability to protect information systems against, or effectively respond to, a cybersecurity incident or other disruption; increased costs, disruption of supply or shortages of raw materials and other supplies; business disruptions; product contamination or tampering or issues or concerns with respect to product quality, safety and integrity; damage to PepsiCo’s reputation or brand image; failure to successfully complete or integrate acquisitions and joint ventures into PepsiCo’s existing operations or to complete or manage divestitures or refranchisings; changes in estimates and underlying assumptions regarding future performance that could result in an impairment charge; increase in income tax rates, changes in income tax laws or disagreements with tax authorities; failure to realize anticipated benefits from PepsiCo’s productivity initiatives or global operating model; PepsiCo’s ability to recruit, hire or retain key employees or a highly skilled and diverse workforce; loss of any key customer or disruption to the retail landscape, including rapid growth in hard discounters and the e-commerce channel; any downgrade or potential downgrade of PepsiCo’s credit ratings; PepsiCo’s ability to implement shared services or utilize information technology systems and networks effectively; fluctuations or other changes in exchange rates; climate change or water scarcity, or legal, regulatory or market measures to address climate change or water scarcity; failure to successfully negotiate collective bargaining agreements, or strikes or work stoppages; infringement of intellectual property rights; potential liabilities and costs from litigation, claims, legal or regulatory proceedings, inquiries or investigations; and other factors that may adversely affect the price of PepsiCo’s publicly traded securities and financial performance.
For additional information on these and other factors that could cause PepsiCo’s actual results to materially differ from those set forth herein, please see PepsiCo’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.